Sabre reports second quarter 2023 results that exceed prior guidance; Raises FY23 financial outlook

Company on a durable path to achieve 2025 financial targets

Business highlights:
•Financial results exceeded Q2 guidance
•Advanced strategic priorities that are focused on driving growth and innovation, generating free cash flow, and de-levering the balance sheet
•Executed long-term global agreement with Hyatt to provide central reservation system technology for its 1,300+ property portfolio
•On track to deliver savings of $100M in 2H'23 and $200M for FY2024 from previously announced cost reduction program
•Technology transformation on track for savings and operating targets
•Refinanced a majority of the company's nearest-term debt maturities of April 2025
•Ended the quarter with cash balance of $727 million

Second quarter 2023 summary:
•Second quarter revenue of $738 million, up 12% from the second quarter 2022
•Net loss attributable to common stockholders of $129 million and diluted net loss per share attributable to common stockholders of $0.39
•Adjusted EPS(1) of ($0.17)
•Adjusted EBITDA(1) of $73 million

SOUTHLAKE, Texas – August 3, 2023 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter ended June 30, 2023.

"Sabre delivered solid quarterly results that exceeded expectations. We are seeing positive momentum across many areas of the business, including the growth strategies we outlined last quarter. We announced significant NDC distribution agreements with a number of global airlines and are pleased with the positive response we are getting from new and existing customers to our intelligent retailing solutions. In addition, our Hospitality Solutions business continues to perform well, and we are thrilled to be adding Hyatt to our portfolio of enterprise customers," said Kurt Ekert, President and CEO of Sabre.

"I am confident that Sabre is on a durable path to deliver its 2023 financial guidance and 2025 targets. We remain laser-focused on continuing to deliver on our priorities."

Q2 2023 Financial Summary

Consolidated second quarter revenue totaled $738 million, compared to $658 million in the second quarter of 2022. Revenue growth was driven by an increase in global air, hotel and other travel bookings and favorable rate impacts in the Company's Travel Solutions business as international and corporate bookings continued to improve.

Operating loss totaled $42 million versus an operating loss of $70 million in the second quarter of 2022. The improvement in operating results was driven by the items impacting revenue described above, lower depreciation and amortization, lower legal costs, and a decrease in stock-based compensation. These positive impacts were partially offset by increased Travel Solutions incentive expenses and Hospitality Solutions transaction-related costs, as well as a $59 million restructuring charge associated with the reduction of our workforce.

Net loss attributable to common stockholders totaled $129 million, versus net loss of $193 million in the second quarter of 2022. Diluted net loss per share attributable to common stockholders totaled $0.39, versus diluted net loss per share attributable to common stockholders of $0.59 in the second quarter of 2022. The decrease in the net loss attributable to common stockholders in the second quarter of 2023 was driven primarily by the items impacting operating loss described above, a change in the fair value adjustment on our investment in GBT from a loss in the prior year of $30 million to a gain of $5 million in the current year, a $13 million gain on the extinguishment of debt as a result of the refinancing that occurred during the quarter, other non-operating gains of $14 million in the current year, a $12 million decrease due to adjustments to the AirCentre gain in the prior year, all offset by higher interest expense.

Adjusted EBITDA was $73 million, versus Adjusted EBITDA of $24 million in the second quarter of 2022. The improvement in Adjusted EBITDA was driven by revenue growth due to increases in global air, hotel and other travel bookings and favorable rate impacts in our Travel Solutions business as international and corporate bookings have improved, a decrease in labor and professional services expenses, and lower legal costs. These impacts were partially offset by increased Travel Solutions incentive expenses and Hospitality Solutions transaction-related costs.

Adjusted Operating Income was $46 million, versus Adjusted Operating Loss of $9 million in the second quarter of 2022. The improvement in operating results was driven by the items impacting Adjusted EBITDA above and by lower depreciation and amortization.

Sabre reported Adjusted EPS of ($0.17), versus ($0.25) in the second quarter of 2022.

With regards to Sabre's second quarter 2023 cash flows (versus prior year):
•Cash used in operating activities totaled $27 million (vs. $73 million)
•Cash used in investing activities totaled $43 million (vs. $103 million)
•Cash used in financing activities totaled $42 million (vs. $15 million)
•Capitalized expenditures totaled $30 million (vs. $16 million)

Free Cash Flow was negative $57 million, versus Free Cash Flow of negative $89 million in the second quarter of 2022.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change (B/W)	2023	2022	% Change (B/W)
Total Company:
Revenue	$737,529	$657,532	12	$1,480,224	$1,242,442	19
Operating Loss	$(42,183)	$(70,193)	40	$(42,396)	$(149,725)	72
Net loss attributable to common stockholders	$(129,278)	$(192,734)	33	$(233,558)	$(150,674)	(55)
Diluted net loss per share attributable to common stockholders (EPS)	$(0.39)	$(0.59)	34	$(0.71)	$(0.46)	(54)
Net Loss Margin	(17.5)%	(29.3)%		(15.8)%	(12.1)%
Adjusted EBITDA(1)	$73,049	$24,465	199	$131,111	$29,616	343
Adjusted EBITDA Margin(1)	9.9%	3.7%		8.9%	2.4%
Adjusted Operating Income (Loss)(1)	$46,095	$(9,312)	595	$73,771	$(38,467)	292
Adjusted Net Loss(1)	$(56,939)	$(80,830)	30	$(115,241)	$(173,999)	34
Adjusted EPS(1)	$(0.17)	$(0.25)	32	$(0.35)	$(0.54)	35
Cash used in operating activities	$(26,779)	$(73,229)	63	$(99,188)	$(212,312)	53
Cash (used in) provided by investing activities	$(43,435)	$(102,967)	58	$(61,545)	$271,898	(123)
Cash (used in) provided by financing activities	$(41,579)	$(14,573)	(185)	$70,360	$(40,408)	274
Capitalized expenditures	$(30,080)	$(15,981)	(88)	$(48,190)	$(33,384)	(44)
Free Cash Flow(1)	$(56,859)	$(89,210)	36	$(147,378)	$(245,696)	40
Net Debt (total debt, less cash and cash equivalents)	$4,223,916	$3,810,127

Travel Solutions:
Revenue	$670,761	$599,149	12	$1,348,202	$1,133,147	19
Operating Income	$115,909	$57,698	101	$205,588	$103,174	99
Adjusted Operating Income(1)	$116,368	$57,884	101	$206,470	$103,190	100
Distribution Revenue	$530,405	$431,538	23	$1,056,291	$774,426	36
Total Bookings	90,429	80,729	12	187,072	145,707	28
Air Bookings	76,944	69,767	10	161,292	127,317	27
Lodging, Ground and Sea Bookings	13,485	10,962	23	25,780	18,390	40
IT Solutions Revenue	$140,356	$167,611	(16)	$291,911	$358,721	(19)
Passengers Boarded	172,337	160,204	8	337,981	289,367	17

Hospitality Solutions:
Revenue	$76,671	$66,204	16	$150,482	$122,208	23
Operating Loss	$(2,037)	$(12,040)	83	$(10,531)	$(27,157)	61
Adjusted Operating Loss(1)	$(2,037)	$(12,040)	83	$(10,531)	$(27,157)	61
Central Reservation System Transactions	31,916	29,533	8	59,662	52,561	14

(1)Indicates non-GAAP financial measure; see descriptions and reconciliations below.

Travel Solutions

Second quarter 2023 results (versus prior year):
•Travel Solutions revenue increased 12% to $671 million driven by an increase in global air and other travel bookings, and favorable rate impacts as international and corporate bookings have improved.
•Distribution revenue increased by $99 million, or 23%, to $530 million due to the continued recovery in bookings and an increase in average booking fee due to a favorable shift in bookings mix.
◦Global bookings, net of cancellations, totaled 90 million, an increase of 12% from second quarter 2022 levels.
◦Average booking fee totaled $5.87, a 10% improvement versus $5.35 in the second quarter of 2022.
•IT Solutions revenue declined by $27 million, or 16%, to $140 million. This change was driven by an increase in passengers boarded of 8%, which was offset by lower revenue from de-migrations due primarily to recently-enacted Russian regulatory requirements.
•Operating income totaled $116 million, versus operating income of $58 million in the second quarter of 2022. The improvement in operating results was driven by increased revenue and lower depreciation, partially offset by increased incentive expenses.

Hospitality Solutions

Second quarter 2023 results (versus prior year):
•Hospitality Solutions revenue increased by $10 million, or 16%, to $77 million. The higher revenue was driven by an increase in central reservation system transactions from stronger global travel volumes, new customer deployments, and a higher rate per transaction.
•Central reservation system transactions increased 8% to 32 million.
•Operating loss was $2 million, versus operating loss of $12 million in the second quarter of 2022. The improvement in operating results was primarily driven by increased revenue, lower labor and professional services expenses, and lower depreciation and amortization, partially offset by increased transaction-related costs due to volume recovery trends.
•Adjusted EBITDA in the second quarter was $4 million, and year-to-date was $1 million.

Business and Financial Outlook

With respect to the 2023 financial outlook below:
•Third quarter 2023 Adjusted EBITDA guidance consists of (1) third quarter expected net loss attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $60 million; preferred stock dividends of approximately $4 million; restructuring costs of $6 million, acquisition-related amortization of approximately $10 million; stock-based compensation expense of approximately $17 million; other costs, including the tax impact of the above adjustments of $3 million, less (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $30 million; interest expense, net of approximately $90 million; and income tax expense less tax impact of net income adjustments of approximately $1 million.

•Fourth quarter 2023 Adjusted EBITDA guidance consists of (1) fourth quarter expected net loss attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $49 million; restructuring costs of $7 million; acquisition-related amortization of approximately $10 million; stock-based compensation expense of approximately $18 million; other costs including the tax impact of the above adjustments of $3 million, less (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $31 million; interest expense, net of approximately $90 million; and income tax expense less tax impact of net income adjustments of approximately $1 million.

•Full-year Adjusted EBITDA guidance consists of (1) full-year expected net loss attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $341 million; preferred stock dividends of approximately $15 million; restructuring costs of $72 million; acquisition-related amortization of approximately $40 million; stock-based compensation expense of approximately $60 million; other costs including the tax impact of the above adjustments of $21 million, less (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $118 million; interest expense, net of approximately $385 million; and income tax benefit less tax impact of net income adjustments of approximately $15 million.

•Third quarter 2023 Free Cash Flow guidance consists of the expected third quarter 2023 cash from operating activities of $35 million, including $25 million to $35 million for cash restructuring, less additions to property and equipment of approximately $15 million.

•Fourth quarter 2023 Free Cash Flow guidance consists of the expected fourth quarter 2023 cash from operating activities of $85 million, including $10 million to $20 million for cash restructuring, less additions to property and equipment of approximately $15 million.
•Cash payments for restructuring are expected to be $30 million in the third quarter of 2023, $15 million in the fourth quarter of 2023 and approximately $65 million in the full year 2023.

Third Quarter, Fourth Quarter, and Full-Year 2023 Financial Outlook

Sabre's third quarter, fourth quarter, and full-year 2023 outlook are summarized as follows:

	Q3 2023	Q4 2023	FY 2023
Revenue	~$725M	~$700M	$2.9B to $3.0B Prior: $2.8B to $3.0B
Adjusted EBITDA	~$100M	~$110M	~$340M Prior: $300M to $320M
Free Cash Flow	~$20M Incl. restructuring ~$50M Excl. restructuring	~$70M Incl. restructuring ~$85M Excl. restructuring	Positive Excl. restructuring

Sabre's 2025 financial targets for Adjusted EBITDA of greater than $900 million, and Free Cash Flow of greater than $500 million are unchanged.

Conference Call

Sabre will conduct its second quarter 2023 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfillment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, and on its Twitter account, @Sabre_Corp. The company intends to use the Investor Relations section of its website and its Twitter account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website and its Twitter account, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Sabre's website or its Twitter account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Operating Income (Loss), Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business and Financial Outlook" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “guidance,” “target,” “outlook,” “focus,” "strategic," "on track," "expect," “commitment,” "momentum," “opportunity,” "believe," “confident,” "upside," "optimistic," "long term," "position,” “goal,” “objective,” “pipeline,” “trajectory,” "path," “plan,” "progress," "likely," “future,” “trend,” “anticipate,” “will,” "forecast," "continue," "milestone," "scenario", "estimate," "project," "possible," "see," “may,” "could," “should,” “would,” “intend," “potential,” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, the impact of the recovery from the effects of the global COVID-19 pandemic on our business and results of operations, financial condition and credit ratings, as well as on the travel industry and consumer spending more broadly, the effect of remote working arrangements on our operations and the speed and extent of the recovery across the broader travel ecosystem, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, including from airlines' insolvency, suspension of service or aircraft groundings, the effect and amount of cost savings initiatives and reductions, the timing, implementation and effects of the technology investment and other strategic plans and initiatives, the completion and effects of travel platforms, exposure to pricing pressure in the Travel Solutions business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security incidents, failure to adapt to technological advancements, competition in the travel distribution and solutions industries, implementation of software solutions, reliance on third parties to provide information technology services and the effects of these services, implementation and effects of new, amended or renewed agreements and strategic partnerships, including anticipated savings, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, our ability to recruit, train and retain employees, including our key executive officers and technical employees, the financial and business results and effects of acquisitions and divestitures of businesses or business operations, reliance on the value of our brands, the effects of any litigation and regulatory reviews and investigations, adverse global and regional economic and political conditions, including, but not limited to, recessionary or inflationary economic conditions, risks related to the current military conflict in Ukraine, risks arising from global operations, reliance on the value of our brands, the effects of new legislation or regulations or the failure to comply with regulations or other legal requirements, including sanctions, use of third-party distributor partners, risks related to our significant amount of indebtedness, the effects of the implementation of new accounting standards and tax-related matters.

More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on August 3, 2023, our Annual Report on Form 10-K filed with the SEC on February 17, 2023 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

___________________

(1)     Adjusted EPS and Adjusted EBITDA are non-GAAP measures. See the appendix to this release for a discussion of non-GAAP financial measures, including reconciliations to the most closely correlated GAAP measure.

Contacts:

Media	Investors
Kristin Hays	Brian Roberts
kristin.hays@sabre.com	brian.roberts@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$737,529	$657,532	$1,480,224	$1,242,442
Cost of revenue, excluding technology costs	316,370	274,245	623,412	497,279
Technology costs	284,279	277,172	555,717	550,902
Selling, general and administrative	179,063	176,308	343,491	343,986
Operating loss	(42,183)	(70,193)	(42,396)	(149,725)
Other (expense) income:
Interest expense, net	(106,134)	(66,884)	(205,918)	(127,942)
Gain (loss) on extinguishment of debt	12,543	—	12,543	(3,533)
Equity method income	459	186	882	16
Other, net	17,225	(43,937)	19,632	147,304
Total other (expense) income, net	(75,907)	(110,635)	(172,861)	15,845
Loss from continuing operations before income taxes	(118,090)	(180,828)	(215,257)	(133,880)
Provision for income taxes	5,909	5,390	8,108	4,794
Loss from continuing operations	(123,999)	(186,218)	(223,365)	(138,674)
Income (loss) from discontinued operations, net of tax	2	(284)	(401)	(150)
Net loss	(123,997)	(186,502)	(223,766)	(138,824)
Net (loss) income attributable to noncontrolling interests	(66)	885	(901)	1,157
Net loss attributable to Sabre Corporation	(123,931)	(187,387)	(222,865)	(139,981)
Preferred stock dividends	5,347	5,347	10,693	10,693
Net loss attributable to common stockholders	$(129,278)	$(192,734)	$(233,558)	$(150,674)

Basic net loss per share attributable to common stockholders:
Loss from continuing operations	$(0.39)	$(0.59)	$(0.71)	$(0.46)
Net loss per common share	$(0.39)	$(0.59)	$(0.71)	$(0.46)
Diluted net loss per share attributable to common stockholders:
Loss from continuing operations	$(0.39)	$(0.59)	$(0.71)	$(0.46)
Net loss per common share	$(0.39)	$(0.59)	$(0.71)	$(0.46)
Weighted-average common shares outstanding:
Basic	332,147	326,573	330,547	325,124
Diluted	332,147	326,573	330,547	325,124

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$706,148	$794,888
Restricted cash	21,036	21,035
Accounts receivable, net of allowance for credit losses of $42,458 and $38,815	441,214	353,587
Prepaid expenses and other current assets	177,365	191,979
Total current assets	1,345,763	1,361,489
Property and equipment, net of accumulated depreciation of $1,896,352 and $1,939,215	234,166	229,419
Equity method investments	21,466	22,401
Goodwill	2,558,422	2,542,087
Acquired customer relationships, net of accumulated amortization of $815,335 and $803,026	226,735	238,756
Other intangible assets, net of accumulated amortization of $779,272 and $771,611	164,450	171,498
Deferred income taxes	36,292	38,892
Other assets, net	337,267	358,333
Total assets	$4,924,561	$4,962,875

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$216,601	$171,068
Accrued compensation and related benefits	125,692	122,022
Accrued subscriber incentives	243,480	218,761
Deferred revenues	84,961	66,503
Other accrued liabilities	224,537	213,737
Current portion of debt	4,040	23,480
Total current liabilities	899,311	815,571
Deferred income taxes	27,558	38,629
Other noncurrent liabilities	268,780	264,411
Long-term debt	4,797,554	4,717,091
Redeemable noncontrolling interests	15,014	—
Stockholders’ deficit
Preferred stock, $0.01 par value, 225,000 authorized, 3,290 issued and outstanding as of June 30, 2023 and December 31, 2022; aggregate liquidation value of $329,000 as of June 30, 2023 and December 31, 2022	33	33
Common Stock: $0.01 par value; 1,000,000 authorized shares; 358,563 and 353,436 shares issued, 332,297 and 328,542 shares outstanding at June 30, 2023 and December 31, 2022, respectively	3,586	3,534
Additional paid-in capital	3,224,318	3,198,580
Treasury Stock, at cost, 26,267 and 24,895 shares at June 30, 2023 and December 31, 2022, respectively	(519,765)	(514,215)
Accumulated deficit	(3,740,086)	(3,506,528)
Accumulated other comprehensive loss	(63,307)	(65,731)
Noncontrolling interest	11,565	11,500
Total stockholders’ deficit	(1,083,656)	(872,827)
Total liabilities and stockholders’ deficit	$4,924,561	$4,962,875

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Operating Activities
Net loss	$(223,766)	$(138,824)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	77,207	99,334
Stock-based compensation expense	25,743	53,732
Deferred income taxes	(18,734)	(8,600)
Amortization of upfront incentive consideration	18,010	23,785
(Gain) loss on extinguishment of debt	(12,543)	3,533
Amortization of debt discount and issuance costs	11,464	7,003
Provision for expected credit losses	8,292	263
(Gain) loss on investment fair value adjustment	(3,840)	29,520
Other	(3,576)	3,363
Dividends received from equity method investments	1,514	488
Loss from discontinued operations	401	150
Gain on sale of assets and investments	—	(180,081)
Changes in operating assets and liabilities:
Accounts and other receivables	(101,815)	(170,853)
Prepaid expenses and other current assets	24,856	(7,658)
Capitalized implementation costs	(4,368)	(7,059)
Upfront incentive consideration	(13,273)	(6,593)
Other assets	6,243	33,557
Accrued compensation and related benefits	4,355	(31,370)
Accounts payable and other accrued liabilities	72,479	73,736
Deferred revenue including upfront solution fees	32,163	10,262
Cash used in operating activities	(99,188)	(212,312)
Investing Activities
Additions to property and equipment	(48,190)	(33,384)
Acquisitions, net of cash acquired	(13,355)	(6,986)
Net proceeds from dispositions	—	392,268
Purchase of investment in equity securities	—	(80,000)
Cash (used in) provided by investing activities	(61,545)	271,898
Financing Activities
Payments on borrowings from lenders	(718,722)	(629,479)
Proceeds on borrowings from lenders	677,486	625,000
Proceeds from borrowings under AR Facility	178,600	—
Payments on borrowings under AR Facility	(48,600)	—
Debt prepayment fees and issuance costs	(23,007)	(9,747)
Proceeds from sale of redeemable shares in subsidiary	16,000	—
Dividends paid on preferred stock	(10,693)	(10,693)
Net payment on the settlement of equity-based awards	(5,555)	(15,330)
Other financing activities	4,851	(159)
Cash provided by (used in) financing activities	70,360	(40,408)
Cash Flows from Discontinued Operations
Cash provided by (used in) operating activities	80	(2,698)
Cash provided by (used in) discontinued operations	80	(2,698)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,554	(2,652)
(Decrease) increase in cash, cash equivalents and restricted cash	(88,739)	13,828
Cash, cash equivalents and restricted cash at beginning of period	815,923	999,391
Cash, cash equivalents and restricted cash at end of period	$727,184	$1,013,219
Non-cash additions to property and equipment	$506	$2,286

Definitions of Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Operating Income (Loss), Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Operating Income (Loss) as operating loss adjusted for equity method income, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net Loss as net loss attributable to common stockholders adjusted for (income) loss from discontinued operations, net of tax, net (loss) income attributable to noncontrolling interests, preferred stock dividends, acquisition-related amortization, restructuring and other costs, (gain) loss on extinguishment of debt, other, net, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, restructuring and other costs, interest expense, net, other, net, (gain) loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision for income taxes.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted EPS as Adjusted Net Loss divided by adjusted diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash used in operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;
•Adjusted Operating Loss, Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and
•other companies, including companies in our industry, may calculate Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of Net loss attributable to common stockholders to Adjusted Net Loss from continuing operations, Operating loss to Adjusted Operating Income (Loss), and loss from continuing operations to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss attributable to common stockholders	$(129,278)	$(192,734)	$(233,558)	$(150,674)
(Income) Loss from discontinued operations, net of tax	(2)	284	401	150
Net (loss) income attributable to non-controlling interests(1)	(66)	885	(901)	1,157
Preferred stock dividends	5,347	5,347	10,693	10,693
Loss from continuing operations	(123,999)	(186,218)	(223,365)	(138,674)
Adjustments:
Acquisition-related amortization(2a)	9,934	15,448	19,867	31,251
Restructuring and other costs(4)	59,372	4,336	59,053	4,336
(Gain) loss on extinguishment of debt	(12,543)	—	(12,543)	3,533
Other, net(3)	(17,225)	43,937	(19,632)	(147,304)
Acquisition-related costs(5)	541	2,245	1,388	5,909
Litigation costs, net(6)	9,234	12,539	9,234	16,014
Stock-based compensation	8,738	26,127	25,743	53,732
Tax impact of adjustments(7)	9,009	756	25,014	(2,796)
Adjusted Net Loss from continuing operations	$(56,939)	$(80,830)	$(115,241)	$(173,999)
Adjusted Net Loss from continuing operations per share	$(0.17)	$(0.25)	$(0.35)	$(0.54)
Diluted weighted-average common shares outstanding	332,147	326,573	$330,547	325,124

Operating loss	$(42,183)	$(70,193)	$(42,396)	$(149,725)
Add back:
Equity method income	459	186	882	16
Acquisition-related amortization(2a)	9,934	15,448	19,867	31,251
Restructuring and other costs(4)	59,372	4,336	59,053	4,336
Acquisition-related costs(5)	541	2,245	1,388	5,909
Litigation costs, net(6)	9,234	12,539	9,234	16,014
Stock-based compensation	8,738	26,127	25,743	53,732
Adjusted Operating Income (Loss)	$46,095	$(9,312)	$73,771	$(38,467)

Loss from continuing operations	$(123,999)	$(186,218)	$(223,365)	$(138,674)
Adjustments:
Depreciation and amortization of property and equipment(2b)	22,347	24,600	43,376	51,567
Amortization of capitalized implementation costs(2c)	4,607	9,177	13,964	16,516
Acquisition-related amortization(2a)	9,934	15,448	19,867	31,251
Restructuring and other costs(4)	59,372	4,336	59,053	4,336
Interest expense, net	106,134	66,884	205,918	127,942
Other, net(3)	(17,225)	43,937	(19,632)	(147,304)
(Gain) loss on extinguishment of debt	(12,543)	—	(12,543)	3,533
Acquisition-related costs(5)	541	2,245	1,388	5,909
Litigation costs, net(6)	9,234	12,539	9,234	16,014
Stock-based compensation	8,738	26,127	25,743	53,732
Provision for income taxes	5,909	5,390	8,108	4,794
Adjusted EBITDA	$73,049	$24,465	$131,111	$29,616

Net loss margin	(17.5)%	(29.3)%	(15.8)%	(12.1)%
Adjusted EBITDA margin	9.9%	3.7%	8.9%	2.4%

Reconciliation of Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash used in operating activities	$(26,779)	(73,229)	$(99,188)	$(212,312)
Cash (used in) provided by investing activities	(43,435)	(102,967)	(61,545)	271,898
Cash (used in) provided by financing activities	(41,579)	(14,573)	70,360	(40,408)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash used in operating activities	$(26,779)	$(73,229)	$(99,188)	(212,312)
Additions to property and equipment	(30,080)	(15,981)	(48,190)	(33,384)
Free Cash Flow	$(56,859)	$(89,210)	$(147,378)	$(245,696)

Reconciliation of Adjusted Operating Income (Loss) to operating income (loss) in our statement of operations and Adjusted EBITDA to loss from continuing operations in our statement of operations by business segment:

	Three Months Ended June 30, 2023
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$116,368	$(2,037)	$(68,236)	$46,095
Less:
Equity method income	459	—	—	459
Acquisition-related amortization(2a)	—	—	9,934	9,934
Restructuring and other costs(4)	—	—	59,372	59,372
Acquisition-related costs(5)	—	—	541	541
Litigation costs, net(6)	—	—	9,234	9,234
Stock-based compensation	—	—	8,738	8,738
Operating income (loss)	$115,909	$(2,037)	$(156,055)	$(42,183)

Adjusted EBITDA	$136,641	$4,307	$(67,899)	$73,049
Less:
Depreciation and amortization of property and equipment(2b)	17,071	4,939	337	22,347
Amortization of capitalized implementation costs(2c)	3,202	1,405	—	4,607
Acquisition-related amortization(2a)	—	—	9,934	9,934
Restructuring and other costs(4)	—	—	59,372	59,372
Acquisition-related costs(5)	—	—	541	541
Litigation costs, net(6)	—	—	9,234	9,234
Stock-based compensation	—	—	8,738	8,738
Equity method income	459	—	—	459
Operating income (loss)	$115,909	$(2,037)	$(156,055)	$(42,183)
Interest expense, net				(106,134)
Other, net(3)				17,225
Gain on extinguishment of debt				12,543
Equity method income				459
Provision for income taxes				(5,909)
Loss from continuing operations				$(123,999)

	Three Months Ended June 30, 2022
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$57,884	$(12,040)	$(55,156)	$(9,312)
Less:
Equity method income	186	—	—	186
Acquisition-related amortization(2a)	—	—	15,448	15,448
Restructuring and other costs(4)	—	—	4,336	4,336
Acquisition-related costs(5)	—	—	2,245	2,245
Litigation costs, net(6)	—	—	12,539	12,539
Stock-based compensation	—	—	26,127	26,127
Operating income (loss)	$57,698	$(12,040)	$(115,851)	$(70,193)

Adjusted EBITDA	$85,915	$(6,553)	$(54,897)	$24,465
Less:
Depreciation and amortization of property and equipment(2b)	20,098	4,243	259	24,600
Amortization of capitalized implementation costs(2c)	7,933	1,244	—	9,177
Acquisition-related amortization(2a)	—	—	15,448	15,448
Restructuring and other costs(4)	—	—	4,336	4,336
Acquisition-related costs(5)	—	—	2,245	2,245
Litigation costs, net(6)	—	—	12,539	12,539
Stock-based compensation	—	—	26,127	26,127
Equity method loss	186	—	—	186
Operating income (loss)	$57,698	$(12,040)	$(115,851)	$(70,193)
Interest expense, net				(66,884)
Other, net(3)				(43,937)
Equity method income				186
Provision for income taxes				(5,390)
Loss from continuing operations				$(186,218)

	Six Months Ended June 30, 2023
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$206,470	$(10,531)	$(122,168)	$73,771
Less:
Equity method income	882	—	—	882
Acquisition-related amortization(2a)	—	—	19,867	19,867
Restructuring and other costs(4)	—	—	59,053	59,053
Acquisition-related costs(5)	—	—	1,388	1,388
Litigation costs, net(6)	—	—	9,234	9,234
Stock-based compensation	—	—	25,743	25,743
Operating income (loss)	$205,588	$(10,531)	$(237,453)	$(42,396)

Adjusted EBITDA	$251,349	$1,497	$(121,735)	$131,111
Less:
Depreciation and amortization of property and equipment(2b)	33,698	9,245	433	43,376
Amortization of capitalized implementation costs(2c)	11,181	2,783	—	13,964
Acquisition-related amortization(2a)	—	—	19,867	19,867
Restructuring and other costs(4)	—	—	59,053	59,053
Acquisition-related costs(5)	—	—	1,388	1,388
Litigation costs, net(6)	—	—	9,234	9,234
Stock-based compensation	—	—	25,743	25,743
Equity method income	882	—	—	882
Operating income (loss)	$205,588	$(10,531)	$(237,453)	$(42,396)
Interest expense, net				(205,918)
Other, net(3)				19,632
Gain on extinguishment of debt				12,543
Equity method income				882
Provision for income taxes				(8,108)
Loss from continuing operations				$(223,365)

	Six Months Ended June 30, 2022
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$103,190	$(27,157)	$(114,500)	$(38,467)
Less:
Equity method income	16	—	—	16
Acquisition-related amortization(2a)	—	—	31,251	31,251
Restructuring and other costs(4)	—	—	4,336	4,336
Acquisition-related costs(5)	—	—	5,909	5,909
Litigation costs, net(6)	—	—	16,014	16,014
Stock-based compensation	—	—	53,732	53,732
Operating income (loss)	$103,174	$(27,157)	$(225,742)	$(149,725)

Adjusted EBITDA	$159,476	$(15,871)	$(113,989)	$29,616
Less:
Depreciation and amortization of property and equipment(2b)	42,214	8,842	511	51,567
Amortization of capitalized implementation costs(2c)	14,072	2,444	—	16,516
Acquisition-related amortization(2a)	—	—	31,251	31,251
Restructuring and other costs(4)	—	—	4,336	4,336
Acquisition-related costs(5)	—	—	5,909	5,909
Litigation costs, net(6)	—	—	16,014	16,014
Stock-based compensation	—	—	53,732	53,732
Equity method income	16	—	—	16
Operating income (loss)	$103,174	$(27,157)	$(225,742)	$(149,725)
Interest expense, net				(127,942)
Other, net(3)				147,304
Loss on extinguishment of debt				(3,533)
Equity method income				16
Provision for income taxes				(4,794)
Loss from continuing operations				$(138,674)

Non-GAAP Footnotes

(1)Net income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, (iv) Sabre Bulgaria of 40%, and (v) FERMR Holdings Limited (the direct parent of Conferma) of 19%.

(2)Depreciation and amortization expenses:
(a) Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
(b) Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
(c) Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)Other, net includes the impacts of fair value adjustments of our GBT investment and a $180 million gain on the sale of AirCentre during the six months ended June 30, 2022. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(4)Restructuring and other costs in the current year primarily represents charges associated with our cost reduction plan implemented in the second quarter of 2023. During 2022, charges, and adjustments to those charges, were recorded associated with planning and implementing business restructuring activities, including costs associated with third party consultants advising on our business structure and strategy.

(5)Acquisition-related costs represent fees and expenses incurred associated with acquisition and disposition-related activities.

(6)Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters.

(7)The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, and other items.